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                                                                                          Exhibit (11)

NBD Bancorp, Inc. Consolidated Earnings Per Share Computation
(in thousands except per share data)





                                                        Quarter Ended             Nine Months Ended
                                                        September 30                September 30
                                                   -----------------------     -----------------------
                                                      1994         1993           1994         1993
                                                   ----------   ----------     ----------   ----------
Primary:
  Net Income.....................................  $ 147,654    $ 125,152      $ 390,139    $ 366,831
                                                   ==========   ==========     ==========   ==========

  Average Shares Outstanding.....................    157,230      160,604        159,315      160,527
  Adjustment:
    Shares Applicable to Common Stock Options....        437          674            369          754
                                                   ----------   ----------     ----------   ----------
  Shares Applicable to Primary Earnings..........    157,667      161,278        159,684      161,281
                                                   ==========   ==========     ==========   ==========
Fully Diluted:
  Net Income.....................................  $ 147,654    $ 125,152      $ 390,139    $ 366,831

  Adjustment:
    Interest on 7.25% Convertible Debentures.....          -        3,662          3,052       10,988
    Tax Effect on Above..........................          -       (1,355)        (1,068)      (3,846)
                                                   ----------   ----------     ----------   ----------
    Net Adjustment...............................          -        2,307          1,984        7,142
                                                   ----------   ----------     ----------   ----------
  Adjusted Net Income Applicable
    to Common Stock..............................  $ 147,654    $ 127,459      $ 392,123    $ 373,973
                                                   ==========   ==========     ==========   ==========

  Average Shares Outstanding.....................    157,230      160,604        159,315      160,527
  Adjustment:
    Shares Applicable to Convertible Debentures..          -        6,578          1,759        6,579
    Shares Applicable to Common Stock Options....        437          737            397          806
                                                   ----------   ----------     ----------   ----------
  Shares Applicable to Fully Diluted Earnings....    157,667      167,919        161,471      167,912
                                                   ==========   ==========     ==========   ==========


Per Share Data:
Primary-Net Income per Share of Common Stock.....  $    0.93    $    0.77      $    2.44    $    2.27
                                                   ==========   ==========     ==========   ==========
Fully Diluted-Net Income per
  Share of Common Stock..........................  $    0.93    $    0.76      $    2.43    $    2.23
                                                   ==========   ==========     ==========   ==========
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